Exhibit 99.1

News Release

Contact:	William J. Brunner, CFO - Shareholders & Analysts (317) 269-1614 Beth Copeland - Media (317) 269-1395

FIRST INDIANA ANNOUNCES DIVIDEND

        INDIANAPOLIS, April 19, 2006 — The First Indiana Corporation Board of Directors, today, declared a quarterly dividend of $0.20 per share of common stock. The dividend will be paid June 15, 2006, to shareholders of record as of June 6, 2006. This is the 78th consecutive quarter First Indiana has paid a cash dividend.

First Indiana Corporation (Nasdaq: FINB) is a full-service financial services company offering comprehensive financial solutions to businesses and individuals. It is the holding company for First Indiana Bank, N.A., the largest commercial bank headquartered in Indianapolis. Founded in 1915, First Indiana Bank is a national bank with 30 offices in central Indiana. Information about First Indiana is available at (317) 269-1200, or at www.firstindiana.com, which is not a part of this news release.